                                                                    Exhibit 10.1
                              AMENDED AND RESTATED
                              --------------------
                              EMPLOYMENT AGREEMENT
                              --------------------

         This Amended and Restated Employment Agreement (this
"Agreement") is made as of the 1st day of June, 2000, between RPM, INC., an Ohio corporation (the "Company"), and Thomas C. Sullivan ("Executive"). WHEREAS, Executive is currently Chairman of the Board and Chief Executive Officer of the Company; and WHEREAS, Executive and the Company entered into a certain Employment Agreement, originally dated as of July 22, 1981, as amended (the "Existing Agreement"), to ensure Executive's continued employment with the Company; and

         WHEREAS, the Board of Directors of the Company recognizes the importance of Executive's continuing contribution to the future growth and success of the Company and desires to assure the Company and its shareholders of Executive's continued employment in an executive capacity and to compensate him therefor; and

         WHEREAS, Executive is desirous of committing himself to continue to serve the Company on the terms herein provided.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein for the period commencing as of the date hereof and expiring on December 31, 2002 (the "Employment Period"). In the event of a Change in Control, the Employment Period shall automatically be extended for a period of three years beginning on the date of the Change in Control and ending on the third anniversary of the date of such Change in Control. In any case, the Employment Period may be terminated earlier under the terms and conditions set forth herein.

         2. POSITION AND DUTIES. Executive shall serve as Chairman of the Board and Chief Executive Officer reporting to the Board of Directors of the Company and shall have responsibility for the general management and operation of the Company and shall have such other powers and duties as may from time to time be assigned by the Board of Directors of the Company; provided, however, that such duties are consistent with his present duties and his position with the Company. Executive shall devote substantially all his working time and efforts to the continued success of the business and affairs of the Company.

         3. PLACE OF EMPLOYMENT. In connection with his employment by the Company, Executive shall not be required to relocate or move from his existing principal residence in Bay Village, Ohio, and shall not be required to perform services which would make the continuance of his principal residence in Bay Village, Ohio, unreasonably difficult or inconvenient for him. The Company shall give Executive at least six months' advance notice of any proposed relocation of its Medina, Ohio offices to a location more than 50 miles from Medina, Ohio and, if Executive in his sole discretion chooses to relocate his principal residence, the Company shall promptly pay (or reimburse him for) all reasonable relocation expenses (consistent with the Company's past practice for similarly situated senior executive officers) incurred by him relating to a change of his principal residence in connection with any such relocation of the Company's offices from Medina, Ohio.

         4.    COMPENSATION.

         (a) BASE SALARY. During the Employment Period, Executive shall receive a base salary at the rate of not less than Eight Hundred Seventy Thousand Dollars ($870,000) per annum

("Base Salary"), payable in substantially equal monthly installments at the end of each month during the Employment Period hereunder. It is contemplated that annually in the first quarter of each fiscal year of the Company the Compensation Committee of the Board of Directors (the "Compensation Committee") will review Executive's Base Salary and other compensation during the Employment Period and, at the discretion of the Compensation Committee, it may increase his Base Salary and other compensation, effective as of June 1 of such fiscal year, based upon his performance, then generally prevailing industry salary scales, the Company's results of operations, and other relevant factors. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, Executive's Base Salary hereunder shall not be reduced without his written consent.

         (b) INCENTIVE COMPENSATION. In addition to his Base Salary,
Executive shall be entitled to receive such annual cash incentive compensation ("Incentive Compensation") during the Employment Period as the Compensation Committee may determine in its sole discretion based upon the Company's results of operation and other relevant factors. At the election of Executive, such annual Incentive Compensation may be received by Executive as soon as possible, but no later than 90 days after the close of the Company's fiscal year for which such Incentive Compensation is granted, or the payment may be deferred provided Executive gives written notice no later than May 31 of the current fiscal year to the Chairman of the Compensation Committee that he elects to defer payment, which notice shall also state the date(s) on which he desires to be paid.

         (c) EXPENSES. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with his past practice) in performing services hereunder, provided that Executive properly accounts therefor in accordance with either Company policies or guidelines established by the Internal Revenue Service if such are less burdensome.

         (d) PARTICIPATION IN BENEFIT PLANS. During the Employment
Period, Executive shall be entitled to continue to participate in or receive benefits under the Benefit Plans, subject to and on a basis consistent with the terms, conditions and overall administration of the Benefit Plans. Except with respect to any benefits related to salary reductions authorized by Executive, nothing paid or awarded to Executive under any Benefit Plan presently in effect or made available in the future shall reduce or be deemed to be in lieu of compensation to Executive pursuant to any other provision of this Section 4.

         (e) VACATIONS. During the Employment Period, Executive shall be entitled to the same number of paid vacation days in each fiscal year determined by the Company from time to time for its other senior executive officers, but not less than four weeks in any fiscal year, to be taken at such time or times as is desired by Executive after consultation with the Board of Directors (or its designee) to avoid scheduling conflicts (prorated in any fiscal year during which Executive is employed hereunder for less than the entire such year in accordance with the number of days in such fiscal year during which he is so employed). Executive also shall be entitled to all paid holidays given by the Company to its other salaried employees.

         (f) OTHER BENEFITS. During the Employment Period, Executive shall be entitled to continue to receive the fringe benefits appertaining to his position with the Company in accordance with present practice, including the use of the most recent model of a full-sized automobile. During the Employment Period, Executive shall be entitled to the full-time use of his present office and furniture at the Company's offices in Medina, Ohio, and shall be entitled to the full-time use of a secretary paid by the Company.

         5.    TERMINATION OUTSIDE OF PROTECTED PERIOD.

         (a) EVENTS OF TERMINATION. At any time other than during the Protected Period, the Employment Period shall terminate immediately upon the occurrence of any of the following events: (i) expiration of the Employment Period; (ii) the death of Executive; (iii) the expiration of 30 days after the Company gives Executive written notice of its election to terminate the Employment Period upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of his duties hereunder on a full-time basis; (iv) the resignation of Executive; (v) the Company's termination of the Employment Period for Cause; or (vi) the Company's termination of the Employment Period at any time, without Cause, for any reason or no reason.

         (b) COMPENSATION UPON TERMINATION. This Subsection 5(b) sets forth the payments and benefits to which Executive is entitled under any termination of employment pursuant to Subsection 5(a).

           (i) EXPIRATION OF EMPLOYMENT PERIOD. If Executive's employment is terminated pursuant to Subsection 5(a)(i) upon expiration of the Employment Period, Executive shall be entitled to no further payment of Base Salary and shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans in which Executive participates immediately prior to such termination, but Executive shall be entitled to receive any Incentive Compensation payable but not yet paid under the terms of Section 4(b) for the period from June 1, 2002 through the Termination Date.

           (ii) DEATH; DISABILITY. During any period in which Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full Base Salary only until his employment is terminated pursuant to

Subsection 5(a)(ii) or (iii). Upon termination of the Employment Period under Subsection 5(a)(ii) or (iii), Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans including the Group Long Term Disability Insurance in which Executive participates immediately prior to such termination, but Executive shall be entitled to receive his Earned Incentive Compensation, if any, promptly after the Termination Date.

           (iii) RESIGNATION OR CAUSE. If Executive's employment is terminated pursuant to Subsection 5(a)(iv) or (v), the Company shall pay Executive his full Base Salary through the Termination Date at the rate in effect at such time. The Company shall then have no further obligations to Executive under this Agreement and Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law.

           (iv) TERMINATION WITHOUT CAUSE. If Executive's employment is terminated without Cause pursuant to Subsection 5(a)(vi), then in lieu of any further salary payments to Executive for periods subsequent to the Termination Date, the Company shall pay to Executive no later than 30 calendar days following such date, a lump sum amount equal to the sum of (A) 500% of Executive's Base Salary in effect as of such date and (B) the amount of Executive's Earned Incentive Compensation. Executive also shall be entitled to certain continuing benefits under the terms of Subsection 5(c). Notwithstanding any other provision of this Subsection 5(b)(iv), Subsection 5(c) or this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 5(b)(iv) or provide any continuing benefits or payment referred to in Subsection 5(c) unless (X) Executive executes and delivers to the Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.

         (c) ADDITIONAL BENEFITS FOLLOWING TERMINATION UNDER SUBSECTION 5(a)(vi). This Subsection 5(c) sets forth the benefits to which Executive shall be entitled, in addition to those set forth in Subsection 5(b)(iv), following a termination of the Employment Period under Subsection 5(a)(vi). Executive shall not be entitled to the benefit of any provision of this Subsection 5(c) following a termination of the Employment Period under any other provision hereof.

         (i) CONTINUING BENEFIT PLANS. For a period of five years following such a Termination Date, Executive shall also be entitled to continue to participate, on the same terms and conditions as active employees, in the Continuing Benefit Plans in which Executive participated immediately prior to the Termination Date, except that (A) Executive shall be entitled to Estate/Financial Planning Benefits for a period of only six months following the Termination Date and (B) if Executive's continued participation is not possible and Executive does not continue to participate under the terms of any such Continuing Benefit Plan, the Company shall instead pay to Executive, promptly upon presentation to the Company of an invoice or receipt for payment, the amount Executive spends to receive comparable coverage under such a comparable plan for such five-year period. Notwithstanding the foregoing sentence, the Company's obligations to Executive with respect to continued benefits under the Continuing Benefit Plans shall be deemed satisfied to the extent of any such comparable benefits which are provided to Executive by another employer. During such continuation period, Executive shall be responsible for paying the normal employee share of the applicable premiums for coverage under the Continuing Benefit Plans. The Company shall have the right to modify, amend or terminate the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits) following the Termination Date and Executive's continued participation therein shall be subject to such modification, amendment or termination if such modification, amendment or termination applies generally to the then-current participants in such plan. Upon completion of the five-year period following such a Termination Date, the Company shall afford Executive the opportunity to continue Executive's coverage under the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits), at Executive's expense, for an additional period under COBRA Continuation Coverage, so long as Executive timely elects to receive COBRA Continuation Coverage under the terms thereof and otherwise complies with the conditions of continuation of benefits under COBRA Continuation Coverage.

           (ii) LIMITED BENEFIT PLANS. After such a Termination Date,
Executive shall no longer be entitled to participate as an active employee in, or receive any additional or new benefits under, the Limited Benefit Plans, except as set forth in this Subsection 5(c)(ii) and except for such benefits, if any, available under such plans to former employees. After such a Termination Date, Executive shall be entitled to the following additional benefits:

              (A) Continued coverage, for a period of five years after the Termination Date, under the Split Dollar Life Insurance, with the Company paying such expenses as it otherwise would have paid thereunder if Executive had continued to be employed, all on the terms of the Split Dollar Life Insurance;

              (B) A lump-sum payment to be paid under the Supplemental Executive Retirement Plan equal to the cash value of the benefits Executive would have received had he continued to participate in and receive annual awards under the Restricted Stock Plan on a basis consistent with his past practice for a period of five years after the Termination Date, determined and payable in accordance with the terms of the Supplemental Executive Retirement Plan and the Company's past practice; and

              (C) The lapse of all restrictions on transfer and forfeiture provisions to which Executive's awards under the Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the Restricted Stock Plan or the agreements thereunder.

         (d) NOTICE OF TERMINATION. Any termination by the Company pursuant to Subsection 5(a)(iii), (v) or (vi) or by Executive pursuant to Subsection 5(a)(iv) shall be communicated to the other party hereto by written notice of termination, which shall state in reasonable detail the facts upon which the termination has occurred.

         6.    TERMINATION DURING PROTECTED PERIOD.

         (a) EVENTS OF TERMINATION. During the Protected Period, the
Employment Period shall terminate immediately upon the occurrence of any of the following events: (i) the death of Executive; (ii) the expiration of 30 days after the Company gives Executive written notice of its election to terminate the Employment Period upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of his duties hereunder on a full-time basis; (iii) the resignation of Executive without delivering Notice of Termination for Good Reason; (iv) the Company's termination of the Employment Period for Cause; (v) the Company's termination of the Employment Period at any time, without Cause, for any reason or no reason; or (vi) Executive's termination of the Employment Period for Good Reason by delivery of Notice of Termination for Good Reason to the Company during the Protected Period indicating that an event constituting Good Reason has occurred, provided that

Executive's failure to object in writing to an event alleged to constitute Good Reason within six months of the date of occurrence of such event shall be deemed a waiver of such event by Executive and Executive thereafter may not terminate the Employment Period under this Subsection 6(a)(vi) based on such event.

         (b) COMPENSATION UPON TERMINATION. This Subsection 6(b) sets forth the payments and benefits to which Executive is entitled under any termination of employment pursuant to Subsection 6(a).


             (i) DEATH; DISABILITY. During any period in which Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full Base Salary only until his employment is terminated pursuant to Subsection 6(a)(i) or (ii). Upon termination of the Employment Period under Subsection 6(a)(i) or (ii), Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans including the Group Long Term Disability Insurance in which Executive participates immediately prior to such termination, but Executive shall be entitled to receive his Earned Incentive Compensation, if any, promptly after the Termination Date.

             (ii) RESIGNATION OR CAUSE. If Executive's employment is terminated pursuant to Subsection 6(a)(iii) or (iv), the Company shall pay Executive his full Base Salary through the Termination Date at the rate in effect at such time. The Company shall then have no further obligations to Executive under this Agreement and Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law.

             (iii) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If Executive's employment is terminated by the Company without Cause pursuant to Subsection 6(a)(v) or by

Executive for Good Reason pursuant to Subsection 6(a)(vi), then in lieu of any further salary payments to Executive for periods subsequent to the Termination Date, the Company shall pay to Executive no later than 30 calendar days following such date (subject to delay pursuant to Subsection 6(d)(ii)), a lump sum amount (subject to reduction pursuant to Subsection 6(d)) equal to the sum of (A) 500% of Executive's Base Salary in effect as of such date and (B) the amount of Executive's Earned Incentive Compensation. Executive also shall be entitled to certain continuing benefits under the terms of Subsection 6(c). Notwithstanding any other provision of this Subsection 6(b)(iii), Subsection 6(c) or this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 6(b)(iii) or provide any continuing benefits or payment referred to in Subsection 6(c) unless (X) Executive executes and delivers to the Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.

         (c) ADDITIONAL BENEFITS FOLLOWING TERMINATION UNDER
SUBSECTIONS 6(a)(v) or (vi). This Subsection 6(c) sets forth the benefits to which Executive shall be entitled, in addition to those set forth in Subsection 6(b)(iii), following a termination of the Employment Period under Subsection 6(a)(v) or (vi). Executive shall not be entitled to the benefit of any provision of this Subsection 6(c) following a termination of the Employment Period under any other provision hereof.

             (i) CONTINUING BENEFIT PLANS. For a period of five years following such a Termination Date, Executive shall also be entitled to continue to participate, on the same terms and conditions as active employees, in the Continuing Benefit Plans in which Executive participated immediately prior to the Termination Date, except that (A) Executive shall be entitled to Estate/Financial Planning Benefits for a period of only one year following the Termination Date and (B) if Executive's continued participation is not possible and Executive does not continue to participate under the terms of any such Continuing Benefit Plan, the Company shall instead pay to Executive, promptly upon presentation to the Company of an invoice or receipt for payment, the amount Executive spends to receive comparable coverage under such a comparable plan for such five-year period. Notwithstanding the foregoing sentence, the Company's obligations to Executive with respect to continued benefits under the Continuing Benefit Plans shall be deemed satisfied to the extent of any such comparable benefits which are provided to Executive by another employer. During such continuation period, Executive shall be responsible for paying the normal employee share of the applicable premiums for coverage under the Continuing Benefit Plans. The Company shall have the right to modify, amend or terminate the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits) following the Termination Date and Executive's continued participation therein shall be subject to such modification, amendment or termination if such modification, amendment or termination applies generally to the then-current participants in such plan. Upon completion of the five-year period following such a Termination Date, the Company shall afford Executive the opportunity to continue Executive's coverage under the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits), at Executive's expense, for an additional period under COBRA Continuation Coverage, so long as Executive timely elects to receive COBRA Continuation Coverage under the terms thereof and otherwise complies with the conditions of continuation of benefits under COBRA Continuation Coverage.

             (ii) LIMITED BENEFIT PLANS. After such a Termination Date, Executive shall no longer be entitled to participate as an active employee in, or receive any additional or new benefits under, the Limited Benefit Plans, except as set forth in this Subsection 6(c)(ii) and except for such benefits, if any, available under such plans to former employees. After such a Termination Date, Executive shall be entitled to the following additional benefits:

                  (A) The Company shall make a lump sum five-year premium payment to the carrier equal to the premiums that the Company would have paid under the Split Dollar Life Insurance if Executive had continued to be employed for five years following the Termination Date, all on the terms of the Split Dollar Life Insurance. In addition, immediately following such premium payment, the Company shall execute such documents as necessary to cause the full ownership of the Split Dollar Life Insurance policy related to Executive and all of its values to transfer to Executive. The Company shall be responsible for the payment of all costs imposed by the carrier to carry out such transfer;

                  (B) A lump-sum payment to be paid under the Supplemental Executive Retirement Plan equal to the cash value of the benefits Executive would have received had he continued to participate in and receive annual awards under the Restricted Stock Plan on a basis consistent with his past practice for a period of five years after the Termination Date, determined and payable in accordance with the terms of the Supplemental Executive Retirement Plan and the Company's past practice but subject to reduction pursuant to Subsection 6(d); and

                  (C) The lapse of all restrictions on transfer and forfeiture provisions to which Executive's awards under the Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the Restricted Stock Plan or the agreements thereunder.

         (d) REDUCTION OF PAYMENT.

              (i) CONDITIONAL REDUCTION. Notwithstanding Subsections 6(b)(iii) and 6(c)(ii)(B), if Executive is a Disqualified Individual and if any portion of the Special Payment would be an Excess Parachute Payment but for the application of this Subsection 6(d), then:

                  (A) if the After-Tax Payment Amount would be greater by reducing the amount of the Lump-Sum Payment otherwise payable to Executive to the minimum extent necessary (but in no event to less than zero) so that no portion of the Special Payment, after such reduction, constitutes an Excess Parachute Payment, then the Lump-Sum Payment shall be so reduced; and

                  (B) if the After-Tax Payment Amount would be greater without the reduction referred to in Subsection 6(d)(i)(A), then there shall be no reduction in the Lump-Sum Payment by application of this Subsection 6(d).

              (ii) METHOD OF DETERMINATION. If requested by Executive or the Company, an accounting firm selected by Executive and reasonably acceptable to the Company (the "Accounting Firm") shall determine whether any reduction in the amount of the Lump-Sum Payment is required pursuant to this Subsection 6(d). Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Termination Date. The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations. Any determination by the Accounting Firm as to whether any reduction in the amount of the Lump-Sum Payment is required pursuant to this Subsection 6(d) shall be binding upon the Company and Executive. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated this Subsection 6(d) shall be borne by the Company. The federal, state and local income or other tax returns filed by Executive and the Company shall be prepared and filed on a basis consistent with such determinations and calculations. The Company shall pay the Lump-

Sum Payment, as reduced or not reduced pursuant to the final determination of the Accounting Firm, to Executive no later than the later of (A) the time otherwise required hereunder or (B) five business days after receipt of such determination.

         (e) NOTICE OF TERMINATION. Any termination by the Company pursuant to Subsection 6(a)(ii), (iv) or (v) or by Executive pursuant to Subsection 6(a)(iii) shall be communicated to the other party hereto by written notice of termination, which shall state in reasonable detail the facts upon which the termination has occurred. A termination pursuant to Subsection 6(a)(vi) shall be communicated by Notice of Termination for Good Reason.

         (f) NOTICE OF CHANGE IN CONTROL. The Company shall give
Executive written notice of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.

         (g) DEEMED TERMINATION AFTER CHANGE IN CONTROL. Any termination of the employment of Executive by the Company without Cause or the removal of Executive as an elected officer or Director of the Company or a Subsidiary following the commencement of any discussion with or communication from a third party that ultimately results in a Change in Control shall be deemed to be a termination or removal, respectively, of Executive after a Change in Control for purposes of this Agreement. In the event Executive is entitled to the benefits under this Agreement as contemplated by the preceding sentence, then for purposes of Subsections 6(b)(iii), 6(c) and 6(d), the Termination Date shall be deemed to be the date of the Change in Control if the employment of Executive was terminated before such date.

         (h) SET-OFF. There shall be no right of set-off or counterclaim against, or delay in, any payment by the Company to Executive of the Lump-Sum Payment in respect of any claim against or debt or obligation of Executive, whether arising hereunder or otherwise.

         (i) INTEREST ON OVERDUE PAYMENTS. Without limiting the rights of Executive at law or in equity, if the Company fails to make the Lump-Sum Payment on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate equal to the rate in effect, at the time such payment should have been made, under the 401(k) Plan for loans to participants in such plan.

         (j) OUTPLACEMENT ASSISTANCE. Promptly after a request in writing from Executive following a termination of the Employment Period under Subsection 6(a)(v) or (vi), the Company shall retain a professional outplacement assistance service firm reasonably acceptable to Executive, at the Company's expense, to provide outplacement assistance to Executive during the Protected Period. Such services shall be appropriate to Executive's position with the Company. Executive shall not be entitled to such services, however, following a termination of the Employment Period under Subsection 6(a)(i), (ii), (iii) or
(iv).

         7. BINDING AGREEMENT; SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to

Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement.

         8.    RESTRICTIVE COVENANTS.

         (a) NON-COMPETITION. During the Employment Period and for a period of two years following the Termination Date, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or director with, or have any financial interest in, any business which is in substantial competition with any business conducted by the Company or by any group, division or Subsidiary of the Company, in any area where such business is being conducted at the time of such termination. Ownership of 5% or less of the voting stock of any corporation which is required to file periodic reports with the Securities and Exchange Commission under the Exchange Act shall not constitute a violation hereof.

         (b) NON-SOLICITATION. Executive shall not directly or indirectly, at any time during the Employment Period and for two years thereafter, solicit or induce or attempt to solicit or induce any employee, sales representative or other representative, agent or consultant of the Company or any group, division or Subsidiary of the Company (collectively, the "RPM Group") to terminate his, her or its employment, representation or other relationship with the RPM Group or in any way directly or indirectly interfere with such a relationship.

         (c)   CONFIDENTIALITY.

              (i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time during or after the Employment Period, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any Confidential Information. Executive specifically acknowledges that all Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the RPM Group, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the RPM Group to maintain the secrecy of such information, that such information is the sole property of the RPM Group and that any disclosure or use of such information by Executive during the Employment Period (except in the course of performing his duties and obligations hereunder) or after the termination of the Employment Period shall constitute a misappropriation of the RPM Group's trade secrets.

              (ii) Executive agrees that upon termination of the Employment Period, for any reason, Executive shall return to the Company, in good condition, all property of the RPM Group, including, without limitation, the originals and all copies of any materials, whether in paper, electronic or other media, that contain, reflect, summarize, describe, analyze or refer or relate to any items of Confidential Information.

         9. NOTICE. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) when dispatched by electronic facsimile transmission (with receipt electronically confirmed), (c) one business day after being sent by recognized overnight delivery service, or

(d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

                      If to Executive:

                      Thomas C. Sullivan
                      30946 Lake Road
                      Bay Village, Ohio 44140
                      Facsimile: Not applicable

                      If to the Company:

                      RPM, Inc.
                      P.O. Box 777
                      2628 Pearl Road
                      Medina, Ohio 44256
                      Facsimile: 330-225-6574

                      Attn: Secretary

         10. WITHHOLDING. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

         11. AMENDMENTS; WAIVERS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and by another executive officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         12. JURISDICTION. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. Executive and the Company each agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive or the Company based on or arising out of this Agreement and each of Executive and the Company hereby (a) submits to the personal jurisdiction of such courts, (b) consents to service of process in connection with any such action, suit or proceeding and
(c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

         13. EQUITABLE RELIEF. Executive and the Company acknowledge and agree that the covenants contained in Section 8 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 8 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 8.

         14. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 8 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         16. HEADINGS; DEFINITIONS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.

         17. NO ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in
Section 7.

         18. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements (including the Existing Agreement), either oral or in writing, with respect to the employment of Executive.

         19. ENFORCEMENT COSTS. The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if following a Change in Control it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover from Executive the benefits intended to be provided to Executive hereunder, and that Executive has complied with all of his obligations under Section 8, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of the Company as provided in this Section 19 to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The Company's obligations under this Section 19 shall not be conditioned on Executive's success in the prosecution or defense of any such litigation or other legal action. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

IN THE PRESENCE OF:                    RPM, INC.


                                           By:  /s/ James A. Karman
----------------------------                  ---------------------------------
                                              James A. Karman, Vice Chairman


                                           And: /s/ P. Kelly Tompkins
----------------------------                  ---------------------------------
                                              P. Kelly Tompkins, Secertary
                                                           The "Company"

                                                /s/ Thomas C. Sullivan
----------------------------                  ---------------------------------
                                              Thomas C. Sullivan
                                                         "Executive"

                                   SCHEDULE A

                               CERTAIN DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the following meanings:

     "401(k) Plan" means the RPM, Inc. 401(k) Plan and any successor plan or arrangement.

     "Affiliate" of a specified entity means an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified.

     "After-Tax Payment Amount" means the difference of (a) the amount of the Special Payment, less (b) the amount of the Excise Tax, if any, imposed upon the Special Payment.

     "Average Incentive Compensation" means an amount equal to the average amount of the annual Incentive Compensation payable to Executive (without regard to any reduction thereof elected by Executive pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including, without limitation, the Deferred Compensation Plan) for the three most recent completed fiscal years (or for such shorter period during which Executive has been employed by the Company) preceding the Termination Date in which the Company paid Incentive Compensation to executive officers of the Company or in which the Company considered and declined to pay Incentive Compensation to executive officers of the Company.

     "Benefit Plans" means the Continuing Benefit Plans and the Limited Benefit Plans.

     "Cause" means a determination of the Board of Directors (without the participation of Executive) of the Company pursuant to the exercise of its business judgment, that either of the following events has occurred: (a) Executive has engaged in willful and intentional acts of dishonesty or gross neglect of duty or (b) Executive has breached
     Section 8.

     "Change in Control" shall mean the occurrence at any time of any of the following events:

              (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

              (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity, and less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

              (c) There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the Voting Power;

              (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

              (e) If during any period of two consecutive years, individuals, who at the beginning of any such period, constitute the Directors cease for any reason to constitute at least a majority thereof, unless the nomination for election by the Company's shareholders of each new Director was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the beginning of any such period.

              Notwithstanding the foregoing provisions of paragraphs (c) and (d) of this definition, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement (i) solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (ii) solely because any other person or entity either files or becomes obligated to file a report on
     Schedule 13D or Schedule TO (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, but only if both (A) the transaction giving rise to such filing or obligation is approved in advance of consummation thereof by the Company's Board of Directors and (B) at least a majority of the Voting Power immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction, or (iii) solely because of a change in control of any Subsidiary.

     "COBRA Continuation Coverage" means the health care continuation requirements under the federal Consolidated Omnibus Budget
     Reconciliation Act, as amended, Part VI of

     Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Code Section 4980B(f), or any successor provisions thereto.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Confidential Information" means trade secrets and confidential business and technical information of the RPM Group and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the RPM Group's manufacturing, selling and servicing methods and business techniques, training, service and business manuals, promotional materials, vendor and product information, product development plans, internal financial statements, sales and distribution information, business plans, marketing strategies, pricing policies, corporate alliances, business opportunities, the lists of actual and potential customers as well as other customer information, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), formulas, terms of compensation and performance levels of RPM Group employees, and other information concerning the RPM Group's actual or anticipated business, research or development, or which is received in confidence by or for the RPM Group from any other person and all other confidential information to the extent that such information is not intended by the RPM Group for public dissemination.

     "Continuing Benefit Plans" means only the following employee benefit plans and arrangements of the Company in effect on the date hereof, or any successor plan or arrangement in which Executive is eligible to participate immediately before the Termination Date:

         (a) The RPM, Inc. Health and Welfare Plan (including medical, dental and prescription drug benefits); and

         (b)   Estate/Financial Planning Benefits.

     "Deferred Compensation Plan" means the RPM, Inc. Deferred Compensation Plan for Key Employees in which executive officers of the Company are eligible to participate and any such successor plan or arrangement.

     "Director" means a member of the Board of Directors of the Company.

     "Disability," when determined at any time other than during the Protected Period, means the inability of Executive for a continuous period in excess of 150 days to perform the essential functions of his position on an active full-time basis with or without reasonable accommodations by reason of a disability condition; a certificate from a physician acceptable to both the Company and Executive to the effect that Executive is or has been disabled and incapable of performing the essential functions of his position with or without reasonable accommodations as previously performed shall be conclusive of the fact that Executive is incapable of performing such services and is, or has been, disabled for the purposes of this Agreement. "Disability," when determined at any time during the

     Protected Period, means a "Total Disability" (as defined and determined under the Group Long Term Disability Insurance) that entitles Executive to receive the "Total Disability Benefit" under the Group Long Term Disability Insurance. Whether determined during or outside of the Protected Period, the Company and Executive acknowledge and agree that the essential functions of Executive's position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of his position under the circumstances described above will constitute an undue hardship on the Company.

     "Disqualified Individual" has the meaning set forth in Section 280G(c) of the Code (or any successor provision thereto).

     "Earned Incentive Compensation" means the sum of:

              (a) The amount of any Incentive Compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the Termination Date occurs. If the Compensation Committee has determined such amount prior to the Termination Date, then such amount shall be the amount so determined by the Compensation Committee. If the Compensation Committee has not determined such amount prior to the Termination Date, then such amount shall equal the amount of the Average Incentive Compensation; and

              (b) An amount equal to the Average Incentive
     Compensation multiplied by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired before the Termination Date and the denominator of which is 365.

     "Estate/Financial Planning Benefits" means those estate and financial planning services (a) in effect on the date hereof in which Executive is eligible to participate or (b) that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.

     "Excess Parachute Payment" has the meaning set forth in Section 280G(b)(1) of the Code (or any successor provision thereto).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

     "Excise Tax" means the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) on the Special Payment by reason of such Special Payment being considered "contingent on a change in ownership or control" of the Company within the meaning of Section 280G(b)(2) of the Code (or any successor provision thereto).

     "Good Reason" means a determination by Executive made in good faith that, upon or after the occurrence of a Change in Control, any of the following events has occurred without Executive's express written consent: (a) a significant reduction in the nature or scope of the title, authority or responsibilities of Executive from those held by Executive immediately prior to the Change in Control; (b) a reduction in Executive's Base Salary from the amount in effect on the date of the Change in Control; (c) a reduction in Executive's Incentive Compensation from the amount of Executive's Average Incentive Compensation, unless such reduction results solely from the Company's results of operations; (d) the failure by the Company to offer to Executive an economic value of benefits reasonably comparable to the economic value of benefits under the Benefit Plans in which Executive participates at the time of the Change in Control; or (e) a material breach by the Company of the terms of Section 3.

     "Group Long Term Disability Insurance" means the Group Long Term Disability Insurance sponsored by the Company and provided by the Continental Casualty Company, Chicago, Illinois, as currently in effect and as the same may be amended from time to time, and any successor long-term disability insurance sponsored by the Company in which the executives and key management employees of the Company are eligible to participate.

     "Limited Benefit Plans" means all the Company's employee benefit plans and arrangements in effect at any time and in which the executives and key management employees of the Company are eligible to participate, excluding the Continuing Benefit Plans, but including, without limitation, the following employee benefit plans and arrangements or any successor or new plan or arrangement made available in the future to the executives and key management employees of the Company and in which Executive is eligible to participate before the Termination Date:

         (a)   The 401(k) Plan;

         (b)   The RPM, Inc. Retirement Plan;

         (c)   The Supplemental Executive Retirement Plan;

         (d) Stock option plans and other equity-based incentive plans, including the RPM, Inc. 1996 Stock Option Plan and the Restricted Stock Plan;

         (e)   The Split Dollar Life Insurance;

         (f)   The RPM, Inc. Incentive Compensation Plan;

         (g)   The Deferred Compensation Plan;

         (h)   The RPM, Inc. Employee Stock Purchase Plan;

         (i)   The Group Long Term Disability Insurance;

         (j)   RPM, Inc. Group Life Insurance;

         (k)   RPM, Inc. Group Accidental Death & Dismemberment Insurance;

         (l)   The RPM, Inc. Group Carve Out Plan (also known as GRIP);

         (m)   The RPM, Inc. Business Travel Insurance Plan;

         (n) The fringe benefits appertaining to Executive's position with the Company referred to in Subsection 4(f), including the use of an automobile;

         (o)   Health Care Reimbursement Account; and

         (p)   Dependent Care Reimbursement Account.

     "Lump-Sum Payment" means, collectively, the lump-sum payments that may be payable to Executive pursuant to the first sentence of Subsection 6(b)(iii) and pursuant to Subsection 6(c)(ii)(B).

     "Notice of Termination for Good Reason" means a written notice delivered by Executive in good faith to the Company under Subsection 6(a)(vi) setting forth in reasonable detail the facts and circumstances that have occurred and that Executive claims in good faith to be an event constituting Good Reason.

     "Protected Period" means that period of time commencing on the date of a Change in Control and ending two years after such date.

     "Release and Waiver of Claims" means a written release and waiver by Executive, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its Affiliates whatsoever which he may have had on account of the termination of his employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply to the obligations of the Company arising under this Agreement, any indemnification agreement between Executive and the Company, any retirement plans, any stock option agreements, COBRA Continuation Coverage or rights of indemnification Executive may have under the Company's Articles of Incorporation, Code of Regulations or by statute.

     "Restricted Stock Plan" means the RPM, Inc. 1997 Restricted Stock Plan and any successor plan or arrangement thereto.

     "Special Payment" means, collectively, payments and distributions by the Company to or for the benefit of Executive, whether paid under Subsection 6(b)(iii), Subsection

     6(c)(ii)(B) or another provision hereof or paid or payable or distributed or distributable pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, restricted stock or similar right, or the lapse or termination of restrictions on any of the foregoing.

     "Split Dollar Life Insurance" means the Company's Split Dollar Life Insurance arrangements in effect on the date hereof or any successor arrangement that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.

     "Subsidiary" means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

     "Supplemental Executive Retirement Plan" means the RPM, Inc. Benefit Restoration Plan in effect on the date hereof or any successor plan that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.

     "Termination Date" means the effective date of the termination of the Employment Period.

     "Voting Power" means, at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

     "Voting Stock" means, at any time, the then-outstanding securities entitled to vote generally in the election of Directors.